Exhibit 99.2
Willbros Group, Inc.
Moderator: Connie Dever
May 10, 2007
9:00 a.m. ET
OPERATOR: Good morning. My name is Barbara and I will be your conference operator today. At this time I would like to welcome everyone to the Willbros Group first quarter 2007 conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer period. If you would like to pose a question during this time please press star then the number one on your telephone keypad. If you would like to withdraw your question press the pound key. Thank you.
It’s now my pleasure to turn the floor over to your host, Connie Dever, Director of Strategic Planning. Ma’am, you may begin your conference.
CONNIE DEVER, DIRECTOR OF STRATEGIC PLANNING, WILLBROS GROUP: Thank you. Welcome to the Willbros Group conference call. Today’s Willbros management participants are Randy Harl, President and Chief Executive Officer; Van Welch, Chief Financial Officer; and Mike Collier, Vice President Investor Relations.
This conference call is being broadcast live over the Internet and is also being recorded. An archive of the webcast will be available shortly after the call on our website, Willbros.com and will be accessible for 12 months. A replay will also be available through the phone number provided by the company in yesterday’s press release.
Information reported on this call speaks only as of today, May 10, 2007 and, therefore, you are advised that time sensitive information may longer be accurate at the time of any replay. Comments today contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of fact which address activities, events or developments the company expects or anticipates will may – will or may occur in the future are forward-looking statements.
A number of risks and uncertainties could cause actual results to differ materially from these statements. These risk factors are described in the company’s documents and reports filed with the SEC. The company assumes no obligation to update publicly such forward-looking statements whether as a result of new information, future events or otherwise. This presentation contains non-GAAP numbers. Reconciliations are in our press release as of May 9, 2007 and on our website.
Now, I will turn the conference over to Randy Harl, President and Chief Executive Officer.
RANDY HARL, PRESIDENT AND CHIEF EXECUTIVE OFFICER, WILLBROS GROUP: Good morning everyone and thank you for joining us. Yesterday, we announced our financial results for the first quarter 2007 as well as approximately $150 million in new contract awards. We reported a net loss for first quarter of $11.8 million or 46 cents per share. Discontinued operations comprised $8.5 million of the loss as a result of losses in the Nigerian companies we sold in February.
The $3.3 million loss from continuing operations is due primarily to contract losses in our newly created construction segment where we lost $5.2 million on two U.S. construction contracts heavily impacted by adverse weather. Both projects are near completion at this time. We are currently pursuing claims in excess of the $5.2 million associated with the losses recorded in the quarter.
Beginning with this quarter, we will manage our operations and report our financial results in our new business segments namely construction, engineering, and EPC. We determined that we could more effectively manage our operations in three global business segments rather than by geographic segments. Our new organization makes available the best expertise in the company to support each of these segments.
We also continue to improve our processes and procedures and are currently making improvements through our project controls. We believe these improvements to our organization and the manner in which we address projects will generate the risk-adjusted returns we have targeted.
While Van will discuss our financial results in more detail, I would like to take a moment to explain the make-up of each of our business segments and their relative contract margin performance in the first quarter. I will start with the construction segment which includes operations in the U.S., Canada, and Oman. Contract margins in the construction segment were 3.3 percent on revenue of over $170 million. These low contract margins were due primarily to the $5.2 million of contract losses on revenue of $78 million on two contracts in the U.S.
Because today’s market enables us to negotiate better terms and conditions on all our contracts, coupled with the addition of more cost reimbursable type contracts, we expect to generate more predictable contract margins. Our construction margins in Canada and Oman continue to meet our expectations.
In our engineering segment we generated contract margins of over 20 percent on revenue of nearly $20 million. The increased demand for our engineering services, which are based in Tulsa, Oklahoma, justified the opening of a new office in Kansas City, Missouri in March. This expanded capacity will enable us to address more of the market demand while at the same time allow us to leverage our engineering services to EPC contracts.
Our EPC segment generated contract margins of 19 percent on revenue of over $16 million in the first quarter. The increased demand for our engineering services is a leading indicator for future growth in our EPC and construction segments.
Demand in the U.S. has created a more favorable environment for us, and, we are now negotiating better terms and conditions to reduce our risk, including weather related risk, in both our fixed price and cost reimbursable contracts. Our backlog mix at the end of March was 67 percent cost reimbursable compared to 45 percent at the end of 2006. This, coupled with our most recent project announcements such as the Southeast Supply Header Project, improves the risk profile of the company.
In Canada, our traditional services comprised of maintenance, fabrication and small capital construction projects for our oil sands customers continues to flourish. As an entry into an additional growth market, we are performing our first major construction project that includes the installation of prefabricated modules and other process related facilities. While we have built a robust business in Canada outside of our traditional pipeline construction business, we are now focusing on how to participate in the more than 10,000 kilometers of new, large-diameter pipeline construction planned in the next few years.
As we move into our 100th year and we reflect on the history of our company, one of the major strengths of the company has been our ability to assess our opportunities on a global basis and choose the ones that give us the best risk-adjusted returns. In today’s market, the United States and Canada represent the best opportunities to meet our strategic objectives and to provide the best returns to our shareholders.
We recognize the cyclical nature of the market and understand the need to stay focused on future opportunities in selective markets around the world. While today we are primarily in North America, this is not an exit from the international market. We will continue to explore opportunities outside North America mainly in The Middle East and North Africa from our Oman office. We are seeking opportunities in these regions which provide risk-adjusted returns commensurate to the returns we expect to achieve in the North American market. As a result of the sale of our Nigerian interests, over 90 percent of our backlog is now in North America.
Now, Van will discuss our financial results and our 2007 outlook. Van.

VAN WELCH, CHIEF FINANCIAL OFFICER, WILLBROS GROUP: Thanks Randy and good morning. Before I discuss the financial results for the quarter I want to review the annual guidance and remind you of some of our comments in our last call. On that call we stated that our contract margins will fluctuate quarter-to-quarter and our first quarter results would be impacted by the heavy rains that began late last year and continued into the first quarter.
We expect second quarter contract margins to be significantly improved over the first quarter, but lower than our annual guidance due to the cost of idle equipment and personnel. As we have discussed before, high market demand has created a scarcity of resources; therefore, we have retained these resources to ensure their availability for the start of the new major projects currently under contract which will begin in the third quarter. We expect our contract margins to improve throughout the remainder of the year.
With respect to our annual guidance, we continue to expect annual revenue in the range of seven to $800 million with an expected run rate of $1 billion by the end of the year. Because of the cost reductions we’ve promised and achieved during the fourth quarter of 2006 and the efficiencies associated with the reorganization, we expect our G&A as a percent of revenue to be in the lower end of our six to eight percent guidance.
Due to the $78 million in revenue and $5.2 million in losses incurred on the two U.S. construction projects, we are revising our annual contract margin guidance from a range of 12 to 14 percent to a range of 11 to 13 percent.
Now, I will discuss our first quarter results starting with the financial results from continuing operations and then discuss discontinued operations. For the first three months of 2007, the company reported revenue from continuing operations of $206.7 million, up 8.2 percent from the fourth quarter of 2006. The first quarter 2007 revenue is up 92 percent over the first quarter of 2006. Contract income for the first quarter of 2007 was $12.9 million resulting in a contract margin of 6.2 percent compared to 11.6 percent in the fourth quarter of 2006. As Randy mentioned, the decrease in contract margin in the first quarter resulted from two U.S. construction projects.
G&A costs from continuing operations were $11.4 million or 5.5 percent of revenue in the first quarter of 2007 compared to $20.2 million or 10.6 percent of revenue in the fourth quarter of 2006. The fourth quarter of last year was elevated due to severance charges and other one-time costs as we reduced our cost structure.
Now, I will discuss discontinued operations. On February 7, 2007 we completed the sale of the Nigerian operations for a total consideration of $155.25 million to Ascot Offshore Nigeria Limited, a Nigerian energy services company. To date, we have received $152.5 million in cash and a note for the balance of the purchase price. The final net proceeds to Willbros are subject to post-closing working capital and other adjustments as provided by the agreement with Ascot. While the amount of these adjustments will not be determined for several months, we recognized a gain of $2.3 million on the sale in the first quarter.
For discontinued operations we reported an $8.5 million loss for the first quarter of 2007 compared to a $37.2 million loss for the fourth quarter of 2006. Losses from discontinued operations are attributable to the period prior to the sale of the Nigerian operations offset by the $2.3 million gain.
The operating results for discontinued operations for first quarter 2007 were negatively impacted by schedule delays on certain projects in addition to costs we incurred to protect the value of the Willbros franchise in Nigeria by continuing to qualify for future projects and by maintaining a certain level of work force. We do not anticipate any further ongoing operating losses from this sold operation.
In order to facilitate a smooth transition of the Nigerian operations, we entered into a transition services agreement with Ascot. Under this agreement we will provide project management and general administrative support through employees we have seconded to Ascot. While Ascot’s parent company is an experienced operator in the Nigerian energy sector, the transition services agreement will enable

Willbros to work with Ascot to help them continue to provide the high level of service to customers in West Africa which Willbros has provided throughout its 44-year history in that market.
Now, a couple of comments on liquidity. During the first quarter of 2007, due to the losses incurred in our operating activities for continuing operations we used $7.3 million of cash and $9.7 million of cash in discontinued operations. Cash and cash equivalents increased to $145.4 million at March 31, 2007 from $37.6 million at December 31, 2006. We believe that the proceeds from the sale of the Nigerian operations and the future cash flows from our continuing operations will be sufficient to finance working capital and capital expenditures for continuing operations and should give us the liquidity and flexibility to perform the increasing volume of projects we are currently pursuing or have in backlog.
Our cash balance on Tuesday was $144 million. We believe our CAPEX spending will be in the range of $25 to $35 million during 2007. Owning a higher percentage of our construction equipment fleet will enable us to improve contract margins by owning, rather than leasing, and by being able to self-perform a portion of the work that is currently subcontracted.
Finally, comments on backlog – backlog from continuing operations at March 31, 2007 was $648 million, a 7.6 percent increase from the $602 million backlog at December 31, 2006 and an 87 percent increase from the first quarter of last year. Approximately $150 million of projects announced yesterday are not included in the first quarter 2007 backlog.
Additionally, we have an excess of $200 million in highly confident work that is not in backlog or announced. We consider work highly confident only when we have been informed by the customer that we are their selected contractor.
Now, we will take your questions.
OPERATOR: At this time I would like to remind everyone if you would like to pose a question press star then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Thank you.
Our first question is coming from Robin Shoemaker of Bear Stearns.
ROBIN SHOEMAKER, BEAR STEARNS: Yes, good morning Randy, Van.
RANDY HARL: Good morning.
VAN WELCH: Hi Robin.
ROBIN SHOEMAKER: Yes, I wanted to ask the kind of ending – the last of the fixed price contracts that could potentially cause you know these weather related losses and so forth – when would – when would – in your current evolution, when would the last of the current fixed price contracts in your backlog most likely be completed?
VAN WELCH: Robin, I think the best way to think about that is – you know it’s the mix. I think we will always want to have a component of fixed price contracts in our mix. You know we want to look at the risks that we’re taking and again, remind you that these contracts that got worked off in the fourth quarter and the first quarter of this year, we booked early last year.
And so, the risk profile associated with nearly everything on those projects was very different than what we’re taking today. You know the other thing about it is that if you think about it – we got more than 50 inches of rain on one and more than 70 on the other. It’s the kind of thing that you just don’t experience very often. So, I mean, the amount of impact that we had there was very, very unusual.
So, you know the way we’re dealing with that is we’re trying to – we are negotiating on the fixed price portion that we have, better terms and conditions. And, we are moving toward a higher percentage of cost reimbursable contracts where the customer takes most of the risk with regard to weather related kinds of risks associated with the project. So, it’s not – it’ll never be 100 percent cost reimbursable where we have no risk. But again, it’s better risk on the fixed price and a lot less on the reimbursable.
ROBIN SHOEMAKER: OK. So, I guess the fixed price that you would continue to do would be fairly small projects. The larger kind of $100 million plus would – I would think would be on the reimbursable basis.
RANDY HARL: Robin they – you know and we could still have some significant projects in the $50 million range. We don’t have anything we’re looking at on a fixed price basis that’s in the $100 million range, so they are smaller than these cost reimbursable projects.
ROBIN SHOEMAKER: OK. Just another question has to do with your decision to buy versus lease equipment. Your comment that you can do some work that would normally be subcontracted, what kind of work is that?
RANDY HARL: It’s really the sort of front-end stuff like the clearing, stringing the pipe, hauling, and those kinds of things that. We have traditionally subcontracted that. And, I don’t think we are suggesting that we would ever do 100 percent of that. But, we believe that if we have the capability, Robin, that we’ll get better pricing from our subcontractors. And, there may be opportunities to really help a project by being able to do something ourselves that we couldn’t get done through a subcontractor.
ROBIN SHOEMAKER: OK. Yes, just one last thing I guess. On the – when you do become – get earnings in the black, the shares outstanding for the diluted are going to be I think – I think it’s 35 million. Is that the right number? When we do see earnings you’ll be reporting 35 million of diluted shares outstanding?
VAN WELCH: Yes, that’s pretty close Robin. I think we’re looking at – the weighted average was about 25.5. Fully diluted when we – for the converts and other things would be about 10.2 million additional to that.
ROBIN SHOEMAKER: OK, thank you.
OPERATOR: Thank you. Our next question is coming from Stephen Gengaro from Jefferies & Company.
STEPHEN GENGARO, JEFFERIES & COMPANY: Thank you. Good morning gentlemen.
RANDY HARL: Good morning Stephen.
STEPHEN GENGARO: Can you walk us through a couple of things? First, when I sort of adjust for that $5.2 million loss in the revenue I kind of get something on the construction side which looks like we’re talking about you know 13 to 13.3 percent margins. Well, excuse me, no, on the construction side, about 10.8 percent margins. Is that a reasonable range to think about going forward on the construction piece? My memory – I thought that the construction side of the business actually had higher margins than that.
VAN WELCH: Well, it does. And, you know that you’re bringing it to zero there. What we would actually, where we’re bidding and where we’re expecting the business to be, is in that 15 to 20 percent range for gross margin on construction. I mean that’s still where we are on it.
STEPHEN GENGARO: Is that what’s reflected in some of this new backlog?
VAN WELCH: Yes.
STEPHEN GENGARO: OK. And then, as a follow-on, you gave – I just wanted to clarify. You said, I think, 67 percent of your backlog is reimbursable versus 45 percent three months ago.

VAN WELCH: That’s correct.
STEPHEN GENGARO: Is that number – are these two new contracts with the $150 million in new work – where do they fall on this scale?
VAN WELCH: I mean that – we’re still – that’s an accurate way to think about it, Stephen.
STEPHEN GENGARO: OK, very good. Thank you.
OPERATOR: Thank you. Our next question is coming from John Rogers from DA Davidson.
JOHN ROGERS, DA DAVIDSON: Hi. DA Davidson.
RANDY HARL: Hi John.
VAN WELCH: Hi John.
JOHN ROGERS: Good morning. I was just wondering if you could talk a little bit about your work schedule over the next 12 months or so. I mean, based on the revenue guidance you gave of getting a billion-dollar run rate and $800 million for the year, I mean it appears that we’re going to see a dip, I don’t know, second and third quarter, and then really build at the end of the year. And, do you sustain that level then going into ’08? I mean how are the projects kind of falling out as you see them right now?
RANDY HARL: Well, John you know we had made a presentation in New York ...
JOHN ROGERS: Right.
RANDY HARL: ... a couple of weeks ago where we – if you looked at our website and took a look at the material we used there, we put up a chart that is a new one for us that really looks at the market as we see it and as best we can put together what the available resources are and the projects that are available out there. And, I think for everyone, the second quarter does have a bit of a dip. But, by the time we get to the first of July in our construction area, we’re going to be fully utilized heading into the third quarter there.
That doesn’t let up really until late in ’08. And, we are now looking at going into ’08 with that kind of momentum. So, we’re seeing, while we still have some work to book to fill it completely up, we’re looking at opportunities and feel very confident that we’re not going to see much of a reduction in revenue on a quarter-on-quarter basis from the last two quarters in ’07 on through into ’08.
JOHN ROGERS: OK.
RANDY HARL: So, it’s very, very strong.
JOHN ROGERS: Yes, because actually, that was the slide I was thinking about because it showed that there was more demand than capacity. And, I just wondered if you sort of – if that ended up – you hit a high level and then held at that level.
RANDY HARL: That’s right. You know the story really is –we’re a bit delayed, and as I said, with this weather related impact that we had on the two projects during the winter this year. But, you know once we get to the third quarter of this year, the story is really third and fourth quarter this year and ’08.
JOHN ROGERS: And, I’m presuming that the build-up in revenue is on the construction and EPC segments?

RANDY HARL: It really is. You know there’s some opportunities for improvement. We are pretty much at capacity on the engineering side. That’s why we opened the Kansas City office to give us – get some more capacity. We didn’t mention it, but we also had opened in office in Salt Lake City. That has helped us have more capacity in engineering. So, we’re really – our ability to do more engineering really is based on our ability to recruit new people into the business. So, we’re pretty much at capacity in engineering. We can take on some more EPC on a selective basis depending on where it hits in the schedule.
And then, we’re really ramping up the construction as we suggested here. And, we’re continuing to grow our business in Canada which is continuing to be very robust. The opportunity there is the pipeline business that’s going to come along in 2008 and on. That market still is, the way to think about it, it’s lagging from a pipeline construction market, in the U.S. market by 18 months to two years. But, we see the same fundamentals getting in place in Canada to present the kind of opportunity we’re seeing here in Canada in about a year to 18 months time.
So, we should see a pretty good up-tick there. And, we’re still very bullish on our ability to make something happen from our Oman office in North Africa. We’re continuing to pursue those opportunities. So, that is an additional upside that if we’re able to make something happen where we can get the risk right, where we can get the right profitability in the project, that we might take on there to be on top of what we’re talking about here.
JOHN ROGERS: OK, and lastly, with the equipment you have and the people you have can you support that billion-dollar annualized run rate?
RANDY HARL: No, we need to buy some equipment. And basically, what Van’s outlined here is what we see that need to be today and that is a combination of having capital leases, having operating leases, having rented equipment and then having owned equipment and take a look at all the opportunity that we have. It’s managing that fleet more effectively that’s going to allow us to support that kind of run rate. So, the numbers that Van put out we believe support the billion-plus revenue run rate of the business going forward into 2008.
JOHN ROGERS: OK, thank you.
RANDY HARL: OK, thank you John.
OPERATOR: Thank you. Our next question is coming from Marshall Barnett from Capital One South Coast.
MARSHALL BARNETT, CAPITAL ONE SOUTH COAST: Good morning.
RANDY HARL: Good morning.
VAN WELCH: Good morning Marshall.
MARSHALL BARNETT: I was trying to get a little further level of comfort with regard to your revenue mix going forward between construction, engineering and EPC. You’d mentioned that engineering is near capacity. But, looking at your backlog it looks like construction is about 60 percent and EPC is about 25 percent. How should we look at those – at that revenue mix going forward?
VAN WELCH: I think Marshall – this is Van. If you look at it going forward, I think you’ll see a higher level of growth in the – in the construction area, probably in particularly the U.S. construction area. EPC will grow as Randy mentioned. With the growth in engineering we see that a follow-on is going to come with greater EPC work. But, I think you’ll see a higher level of construction work going forward.
RANDY HARL: Yes, that’s just, Marshall, where the opportunity is.

MARSHALL BARNETT: OK, great. And, one other question with regard to the recent bad weather in Texas and Oklahoma. I was wondering if that is having continued negative effects on your projects.
RANDY HARL: Well, the good news is that the projects are getting done. And, you know as you know it has not stopped raining. So, it has been a problem for us from the beginning of those projects all the way through to getting the cleanup done. And, we’re almost finished. So, the impact that it has is minimal going forward with the kind of work we’ve got to do. So, we’ve taken the pain associated with those projects.
MARSHALL BARNETT: So, do you expect to recognize any more losses in the second quarter on those two projects?
RANDY HARL: We believe we have it fully recognized at this point in time.
MARSHALL BARNETT: OK.
RANDY HARL: And, I guess the – on that note, you know one of the things that was a bit unusual about this year – I think we’ve talked to a lot of the investors about the cycle that has traditionally been in the U.S. construction work and that has been to complete most of the work by December of each year and really go into a new bidding cycle in the first quarter and into the second quarter. This year had a lot of winter work. And, that was unusual. The work that we see in the third and fourth quarter is in a traditionally much better weather window for us. And so, we expect a lot less impact going forward.
MARSHALL BARNETT: Great thank you.
OPERATOR: Thank you. Our next question is coming from Chris Edmonds from FIG Partners.
CHRIS EDMONDS, FIG PARTNERS: Hi guys. Good morning.
RANDY HARL: Hi Chris.
VAN WELCH: Hi Chris.
CHRIS EDMONDS: Just a couple of clarifications really following on Stephen’s questions about product mix and backlog mix. Where were you – in the first quarter, just on average, where were you fixed price versus cost plus?
RANDY HARL: Well, we gave the number for the end of the year.
VAN WELCH: If you look at backlog Chris I think we’re at about 67 percent of the backlog we were in that cost plus environment. We actually have, if you look at work that we have worked off, in Q1 that was probably more weighted towards the fixed price side. But, our current awards that we’re winning and have won, some of which we haven’t started yet, is predominantly in the cost plus side.
CHRIS EDMONDS: Right. So, is it safe to say that the backlog is representative of what the business mix will be contract type by the second half of the year?
VAN WELCH: Yes.
CHRIS EDMONDS: OK. On the margin side, I certainly understand the impact of the fixed price and the weather issues. Can you give a little more color on how the weather issues and the fixed price contracts affected your decision to bring down guidance?
VAN WELCH: Well, I mean you have to take a look at the impact that this first quarter had on what we expect to generate for the entire year, Chris. And, if you take that much – $78 million of revenue that’s a loss maker and you factor in everything else just like you thought it was going to be before, I mean that’s just the impact that it had.
CHRIS EDMONDS: OK, good. That’s what I was looking for. And then so, you’re comfortable and you’re pleased with the margins at which you’re bidding – the backlog is beginning to come in at. Those margins are going to get you the 11/13 plus.
VAN WELCH: That’s right. And, you know it’s only the impact of these two jobs that caused us to bring it down. I mean we’ve already booked that revenue and that loss. We still have an upside to claw some of that back through these claims that we’re going to pursue. But, that impact is there. And yes, you know we expect to be able to still hit those numbers.
CHRIS EDMONDS: So, the bottom line is that the uncertainty from the fixed price work is gone from that guidance now.
VAN WELCH: Well, the uncertainty associated with those two jobs is gone. We still have some fixed price work in there. If you look at the percentages, you know it’s not 100 percent reimbursable.
CHRIS EDMONDS: Right.
VAN WELCH: But, the terms and conditions we have on those fixed price jobs going forward, our ability to negotiate more contingencies into those contracts is greater than it was. So, we believe we have a lot less risk or we’ve contained the risks that we have and we’re working in a much better weather window going forward.
CHRIS EDMONDS: Perfect. That’s very helpful. And then finally, just on the type and composition of work issue can you give a little more color on the opportunities both in the upstream and the downstream side of the LNG markets and sort of how that plays out, not only this year but over the next two to three years?
RANDY HARL: Well, I think the LNG market certainly on the regas side in the U.S. represents a significant opportunity for the company. And, we have been generating in the 15 to 20 percent of our revenue range from projects associated with LNG. We continue to see an awful lot of opportunities that are driven by the regas plants that are happening along the Gulf Coast and other places around the U.S.
The way to think about those is they’re like a big discovery. But, they’re in one place usually a long way from some place that is a high value market. A lot of the siting is in Texas and Louisiana, or other places where there’s not so much pushback from the public. You can get the environmental permitting done. And, the good news for a company like ours is that that’s usually pretty far from the grid.
And so, what happens is that we get to build a large diameter pipeline, 50 to 100 miles to deliver that gas. And, what we’re seeing in our engineering company is that as that reaches some place where it can enter the grid there is, when you start thinking about moving on to the high-value markets, we’re seeing hundreds of miles of large diameter pipeline that needs to be laid to be able to deliver that gas.
And so, the LNG market, while you know we’re not building liquefaction plants, the pipelines associated with that gas represent a huge opportunity for us in the U.S. this year and going forward because of the impact that gas has, and where it needs to be delivered to, so a big opportunity.
And then, the other piece of that is you know in Oman, it’s another benefit to us because we’re not only doing some maintenance work inside of Oman LNG, we’re building the gas lines that deliver that gas to the liquefaction plant. We’re doing the work out in the desert to build the gathering lines to take the gas to the pipelines. So, LNG has a good potential, a lot of impact on the company in a positive way.
CHRIS EDMONDS: Very good. Thanks fellows.

RANDY HARL: Thanks Chris.
VAN WELCH: Thanks Chris.
OPERATOR: Thank you. Our next question is coming from David Yuschak from SMH Capital.
DAVID YUSCHAK, SMH CAPITAL: Good morning gentlemen. Just on the, in a tight capacity environment, is some of the logic for self-performing your own work giving more control, reduce your risk, make sure you’re able to manage your timelines better? I just want to get a sense as to some of the motivation behind doing that because of the resources being constrained. And then, in addition to that, what additional resources do you think you may need to do more self-performing work if, in fact, there is some real incentive to do so?
RANDY HARL: Well, I think Dave you’ve got to go back in time a little bit. One of the reasons that we didn’t perform some of these activities in the past is that we were just constrained from a capital standpoint and we couldn’t make the investments in the equipment that it took to do this work. And, if you think about the clearing, stringing and hauling which are some of the things we’re thinking about doing for ourselves, you know we certainly don’t intend to do all of that. So what we would like to have is maybe one spread of equipment that could do that kind of work.
And, it’s like anything else, if you’re subcontracting 100 percent of any activity, you’re not sure of the pricing that you’re getting ever. And so, we believe that if we have the ability to do it ourselves, that we’ll have a lot better ability to negotiate better deals with our subcontractors if they know that we’re going to compare their price to what we could do it ourselves for. We’re not talking about a huge amount of this capital that Van talked about to invest into the kinds of equipment that we need to do this work.
I don’t have an exact number for you to tell you what that is right now. But, it’s a fairly small percentage of what we’re talking about here from a capital budget. But, we think that the impact could be very high in terms of being able to get better deals going forward and to give us, as you suggested, the flexibility maybe to do things when the market is very tight for the subcontractors.
DAVID YUSCHAK: Getting Nigeria kind of opened up these doors for you is kind of what you’re saying too because of the capital additions you’ve had coming in.
RANDY HARL: It opened up the door in terms of capital additions as well as some of the talent that we need to be able to do the work.
DAVID YUSCHAK: OK, then just one last question. As far as transitioning from fixed costs to cost reimbursable, any kind of cultural things you need to encounter, any kind of adjustments as to how you look at the business? And again, is it one of those things too if you’ve got a cost reimbursable project it would make more sense to do more work that you had subcontracted out because your capturing more of the revenue for yourself versus subcontracting it out? Is that another reason to maybe do more of it too? Because, if you’ve got a cost reimbursable project, it makes more sense to try to do more of it yourself because you’re controlling some of that risk.
RANDY HARL: Well, I don’t think, Dave, we would look at it any differently because it was cost reimbursable. We would be looking to really perform for our customer in either case. You know we’re headed into a position here where we’re going to have an opportunity to do more cost reimbursable work. But, the market around the world ebbs and flows; and, we have to always maintain our edge to be able to perform as productively as possible.
There is a difference in terms of how you do reimbursable work versus lump sum in terms of the documentation that’s required to do that work. When the price is lump sum, the customer doesn’t get a lot of purview of what’s going on. And, when it’s reimbursable, they see everything. It’s completely transparent. So, the systems that you have to have to document and demonstrate being a good steward of the money that you’re spending on the customer’s behalf becomes a lot more important.

Now fortunately, Van and I have a lot of experience with that kind of contracting. And as we gear up to head into this reimbursable work, we’re looking around the organization and bringing in new people that have those skills, have the experience doing that. The projects are typically larger than what we’ve done before. So, we’re being very careful to get them set up correctly, with the right systems, and the right people, to make sure that we execute and meet our customer’s expectations.
DAVID YUSCHAK: And, going back to the idea of doing more self-performing work, does that, is there some logic, is there some incentive there to capture more of the revenue for yourself because of self-performing, because it’s cost reimbursable?
RANDY HARL: Well, I mean Dave it’s not a huge amount ...
DAVID YUSCHAK: OK.
RANDY HARL: ... of revenue. It really has more to do with being able to get the work done on the timeline that we need.
DAVID YUSCHAK: OK.
RANDY HARL: We have experienced some delays, not significant ones, but some delays by not being able to mobilize subcontractors. In this marketplace, people will commit to you and then, for things that are out of their control because they get delayed or something else, aren’t able to show up. And, if you think about the clearing, the hauling, the stringing, those are activities you have to do first. And, this will allow us to do those first activities if we have to and not delay the projects. So, there are reasons well beyond thinking about generating more revenue that will be associated with us doing that work.
DAVID YUSCHAK: That’s why I was thinking it makes more sense to do some of that just because in a tight capacity environment, you want to make sure you meet the timelines.
RANDY HARL: Yes, that’s exactly right.
DAVID YUSCHAK: OK, thanks. Appreciate it.
RANDY HARL: You’re welcome.
OPERATOR: Thank you. We have a follow-up question coming from Stephen Gengaro from Jefferies & Company.
STEPHEN GENGARO: Thank you. Just a quick one. Can you give us a sense when you look at your margin guidance, how you sort of see it playing out between the different business segments? I mean obviously it seems like construction is going to ramp pretty nicely. Are the other two segments kind of where you think they’re going to be in the first quarter going forward?
VAN WELCH: I think, Stephen, as we go forward, the margins are absolutely going to improve in the construction side of the business. Let me just mention Canada and Oman has been certainly performing within our expectations. We think they’ll continue to do that as we go forward. On the U.S. construction side, as I mentioned, we are going to have a bit of an idle equipment and resource period in Q2. Once we move past that I think you’ll see the Q3 and Q4 get back to the margin levels that we anticipate for them in that 15 to 20 percent range going forward.
RANDY HARL: I think that, with regard to the EPC margin that we generated in the first quarter, I just want to recalibrate you in that what we talked there, in EPC, is that there’s a mixture that’s involved in EPC, and it goes all the way from a 20 to 30 percent margin associated with engineering services. It has a construction component, if we do it, of the 15 to 20 percent range. And, if we have the material in there it’s difficult for us to get much more than overhead and G&A. So, let’s say a four to five percent on that.

So, EPC is highly dependent upon what we’re doing. So, in this particular quarter, we had a bit of catch-up in the EPC area. So, that 19 percent that you saw there, don’t expect that again. Think about the EPC in the 10 to 12 percent range as an average.
STEPHEN GENGARO: Just to clarify, if you have an EPC job is the entire job going to show up under EPC or is the construction phase going to show up under construction?
RANDY HARL: That’s a change that we’ve made, Stephen, in that it will all show up as EPC. Again, you know one of the strengths that this company has is its ability to manage engineering and construction. We think that by being able to sit in the middle of that and put on a project manager’s hat, we can really optimize these projects in a way that most of our competition can’t. And so, at the first of the year, we had moved all of the revenue associated with an EPC into that segment.
STEPHEN GENGARO: OK, that makes sense. Thank you.
RANDY HARL: Thanks Stephen.
OPERATOR: Thank you for your questions. Now, I will turn the floor over to Randy Harl for any closing comments.
RANDY HARL: In Willbros’ hundred-year history we’ve been required to reinvent ourselves on a number of times based on the particular situation. To ensure we capitalize on the robust market, we are reinventing ourselves again. Beginning last year, we implemented new processes and process improvements. And most recently, we have restructured the way we manage bringing our best thinking in the company to where it can make the most difference. This involved changing from a model where the company managed its work geographically to a model where we have centers of excellence in engineering, construction, and EPC to execute the work wherever it occurs.
As a public company, we can support our operations with legal, finance and other support services that differentiate us from the competition. We have in front of us a unique opportunity where market demand is greater than the resources required to perform the work. In my 35 years of contracting experience, I have never seen a situation that presents this kind of opportunity.
We are disappointed that we didn’t make our numbers on the two U.S. construction projects. However, the rest of our business performed as predicted. We have also reduced the risk associated with the backlog with respect to both geography and contract terms and conditions. We have our best opportunity ever and we are committed to converting our backlog into profit and positive cash flow for you, our shareholders. Thank you for your continued support.
OPERATOR: Thank you. This concludes today’s Willbros Group conference call. You may now disconnect.
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